Exhibit 21.1

Mr. Amazing Loans Corporation

Subsidiaries

Name	Jurisdiction of Incorporation
Investment Evolution Corporation	Delaware
IEC SPV, LLC MRAL Blockchain, LLC	Delaware Nevada